Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Administrative Committee

Silicon Valley Bank 401(k) and Employee Stock Ownership Plan:

We consent to the incorporation by reference in the registration statement (No. 33-60467) on Form S-8 of Silicon Valley Bancshares of our report dated June 2, 2004 with respect to the statements of net assets available for benefits of the Silicon Valley Bank 401(k) and Employee Stock Ownership Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, and the related supplemental schedules of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2003 and Schedule H, line 4j-schedule of reportable transations for the year ended December 31, 2003, which report appears in the December 31, 2003 annual report on the Form 11-K of Silicon Valley Bank 401(k) and Employee Stock Ownership Plan.

/s/ KPMG LLP

San Francisco, California
June 21, 2004